EXHIBIT 99.1

SENOMYX ANNOUNCES FOURTH QUARTER AND YEAR-END 2007 FINANCIAL RESULTS

Recent Accomplishments Include:

•                  Identification of  SNMX-29 by Senomyx as the human salt taste receptor

•                  Continued marketing by Nestlé SA of new food products containing Senomyx savory flavor ingredients

•                  Continued development activities to support regulatory filings for S2383, a sucralose enhancer

•                  Identification of S0739, a new, more potent sucrose (table sugar) enhancer

•                  Initiation of a Cool Flavor Program in conjunction with a new collaboration with Firmenich, a world leader in the delivery of flavor and food ingredient solutions

SAN DIEGO, CA — February 7, 2008 — Senomyx, Inc. (NASDAQ: SNMX), a company focused on using proprietary taste receptor-based assays to discover novel flavor ingredients for the food, beverage, and ingredient supply industries, today reported financial results for the quarter and year ended December 31, 2007.  Revenues for the fourth quarter of 2007 were $6.4 million, compared to $3.4 million for the same period in 2006, an increase of 87%.  Revenues for the full year were $18.2 million, compared to $12.2 million for 2006, an increase of 49%.  Net cash used in operating activities was $12.4 million, and the year-end cash balance was $62.6 million.

“Senomyx had major progress in all of our Discovery & Development programs during 2007,” said Kent Snyder, President and Chief Executive Officer of Senomyx.  “We are especially excited about a significant new accomplishment in our Salt Enhancer Program — the identification of SNMX-29, which we believe is the primary receptor responsible for human salt taste perception.  This is a key scientific discovery that was made using Senomyx’s unique knowledge of taste and taste receptors.

“Many food and beverage companies are seeking to improve the nutritional profile of their products by reducing the salt content.  An effective salt taste enhancer that meets their needs would be a valuable asset for Senomyx, our current partners for the Salt Enhancer Program, and potential new collaborators,” Snyder explained.

“We are also proceeding well with development activities to support regulatory filings for S2383, Senomyx’s extremely effective enhancer of sucralose, a leading high-intensity sweetener,” Snyder noted.  “By enabling the reduction of sucralose, S2383 may improve the taste characteristics of a variety of products and reduce the costs of goods.

“In addition, Senomyx recently identified S0739, a potent new enhancer of the natural sugar sucrose, which is commonly used table sugar.  We believe that we are making excellent progress and look forward to the near-term selection of a sucrose enhancer for the initiation of development activities,” Snyder stated.

A hallmark of 2007 was the commercialization of food products containing Senomyx’s savory flavor ingredients by Nestlé SA, the world’s largest food company.  “We have received positive feedback from Nestlé regarding the acceptance of these products.  We appreciate their commercialization efforts, which include continued use of our savory flavor ingredients in new product lines as well as plans for the inclusion of the savory flavor ingredients in reformulated established products,” Snyder commented.

Subsequent to year-end, Senomyx and Firmenich SA, the world’s largest privately-owned fragrance and flavor company, announced a new collaborative research, development, commercialization and license agreement for novel flavor ingredients intended to provide a cooling taste effect.

“We believe that Firmenich offers key strengths in the areas of product development, proprietary formulation systems and manufacturing that may allow us to accelerate commercialization of the novel cooling flavors we may discover,” Snyder said.  “Firmenich’s sales, marketing, and distribution capabilities and their existing strong relationships with a broad array of customers may facilitate market acceptance for the use of our new cooling flavor ingredients in confectioneries, foods and beverages, as well as oral and OTC healthcare products.”

With the addition of Firmenich, Senomyx currently has product discovery and development collaborations with seven of the world’s leading food, beverage, and ingredient supply companies: Ajinomoto Co., Inc., Cadbury Schweppes, Campbell Soup Company, The Coca-Cola Company, Firmenich SA, Nestlé SA, and Solae.  These agreements provide the Company’s partners exclusive or co-exclusive use of Senomyx’s flavor ingredients in specific product categories and geographies.  The collaborations provide Senomyx with research and development funding, specified payments upon the achievement of milestones, and royalties on end product sales.  Certain of Senomyx’s collaborations also provide for upfront fees.  The Company retains rights to enter into additional agreements for use of its flavor ingredients outside of the defined product categories and geographies in the current collaborations.

“2007 was a highly productive year for Senomyx.  We are excited about starting 2008 with a new partnership, ongoing commercialization efforts by Nestlé, and unprecedented scientific progress,” Snyder added.

Program Updates:

•              Savory Enhancer Program:  The primary applications of the Company’s savory flavor ingredients are to reduce or replace monosodium glutamate (MSG) and to enhance the savory taste of foods by combining our savory flavors with other ingredients to create unique new flavors.  Nestlé is currently marketing six food products containing Senomyx’s savory flavor ingredients in four Pacific Rim and Latin American countries, including Brazil.  These products are in the bouillon and culinary aid food categories; it is anticipated that Nestlé will launch additional new products as well as reformulated established products in the Pacific Rim, Central West Africa and Latin America during 2008.  In addition, we anticipate regulatory approval of Senomyx’s savory flavor ingredients in the European Union before year-end.  Based on this timing, we expect European product introductions by Nestlé in 2009.

                A second collaborator for the Savory Enhancer Program has informed Senomyx that initial launches of products containing our savory flavor ingredients are planned for late 2008.

•              Sweet Enhancer Program:  The primary goal for this program is to identify flavor ingredients that allow a significant reduction of sweeteners in food and beverage products while maintaining the desired sweet taste.  Senomyx is continuing activities to support regulatory filings for S2383, a novel enhancer of the high-intensity sweetener sucralose, which is utilized in a wide range of beverages, foods, OTC healthcare products, and dietary supplements.  S2383 enabled up to a 75% reduction of sucralose in simple product prototypes, yet maintained the same sweet intensity without any off-tastes.  Recent progress includes successful completion of initial safety studies, ongoing product application work with a variety of product prototypes, and production scale-up.

                During 2007 Senomyx identified S5742, a sucrose (table sugar) enhancer that allowed an approximate 40% reduction of sucrose in taste tests with simple product prototypes.  S0739, a newly discovered derivative of S5742, provided the same degree of enhancement using approximately one-fourth the amount of material.  Both enhancers maintained the taste of sucrose and had desirable characteristics such as no intrinsic sweetness and no off-tastes.  S0739 and other derivatives of S5742 that have the same valuable taste and physical attributes are being evaluated in taste tests with more complex product prototypes.  Additional work is ongoing to complete the optimization of the sucrose enhancers and to identify enhancers of fructose and other natural and artificial sweeteners.  The near-term goal is selection of a sucrose enhancer for the initiation of development activities to support regulatory filings.

•              Bitter Blocker Program: The primary goals of this program are to reduce or block bitter taste and to improve the overall taste characteristics of foods, beverages, and ingredients.  As reported last quarter, Senomyx discovered S5105, which provided a statistically significant reduction in the bitterness of several variations of a collaborator’s product and other product prototypes in proof-of-concept taste tests.  Senomyx recently identified additional compounds that reduce bitterness and are further validation of the Company’s bitter blocking technology.

                Senomyx is also working with Solae to develop new bitter blockers that better modulate and control bitterness in certain soy-based products.  Senomyx scientists have characterized bitter components of hydrolyzed soy samples and used the components to identify the receptors associated with the bitter taste.  Screening assays based on these bitter taste receptors have been developed and screening activities for bitter blockers have been initiated.

•              Salt Enhancer Program: The goal of the Salt Enhancer Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  Program activities have been focused on discovery of the primary receptor responsible for human salt taste.  Senomyx has identified and evaluated approximately 15,000 proteins found in taste buds and established detailed criteria to determine which of these functions as the taste receptor that responds to sodium chloride (salt).  The Company believes that one of the proteins, SNMX-29, which met all of our criteria, is the primary receptor responsible for salt taste perception.  Senomyx has begun development of a screening assay based on SNMX-29 that will be used to screen our compound libraries to identify potential enhancers of salt taste and to provide further verification that SNMX-29 is the human salt taste receptor.  We expect to initiate screening activities during the first quarter of 2008.

•              High Potency Sweetener Program:  The goals of this program are to identify novel low- or non-caloric natural high potency sweeteners and to improve upon the taste and physical properties of currently marketed high potency sweeteners.  Senomyx has completed primary screening of our library of more than 250,000 natural samples isolated from plants and other natural sources.  These samples typically contain mixtures of up to ten compounds per sample, providing an effective library of more than 1.5 million individual natural products.  The next step is to isolate the active samples for further analysis and taste tests.

•              Cool Flavor Program:  The goal of Senomyx’s new Cool Flavor Program is to identify novel cooling agents that do not have the limitations of currently available agents.  The Company developed a proprietary high-throughput screening assay based on TRPM8, an ion channel that functions as the receptor associated with cooling and menthol taste sensations.  Senomyx validated the assay and has begun screening for compounds that meet Firmenich’s criteria for new cooling agents.

2007 Corporate Highlights:

•              Announced that Nestlé SA, the world’s largest food company, began commercial introduction of the first food products that contain Senomyx’s savory flavor ingredients.

•              Announced a new collaboration with Solae, a joint venture of DuPont and Bunge Limited and the leading supplier of soy protein for food-based products.  The partnership provides Senomyx the opportunity to participate in the rapidly growing soy market, which includes energy bars, breakfast cereals, beverages, and processed meats.

•              Expanded Senomyx’s agreement with Ajinomoto, a leading manufacturer of food and culinary products.  In April, the agreement was broadened to include the U.S. and Canada in addition to the previously licensed Asian markets.  In August, the collaboration was expanded substantially to include additional product categories and numerous new territories in Africa, the Caribbean, Europe, Latin America, the Middle East and Oceania.

•              Extended Senomyx’s collaboration with Cadbury Adams USA LLC, a Cadbury Schweppes company, for an additional year in July.  This is an exclusive collaborative research and license agreement for the discovery and commercialization of new flavor ingredients in the gum confectionary area.

•              Announced on January 3, 2008 a new collaborative research, development, commercialization and license agreement with Firmenich, SA for novel flavor ingredients intended to provide a cooling taste effect.  During the three-

year collaborative period, Senomyx will use its proprietary screening technologies to discover and develop novel compounds that may be used by Firmenich on an exclusive basis worldwide as ingredients that impart a cool taste in flavor systems.

•              Strengthened Senomyx’s position as a leader in the science of human taste with the issuance of several new patents covering the human sweet and umami (savory) taste receptors, the use of these receptors in screening assays designed to identify new flavor ingredients, and other aspects of the Company’s technology.  As of December 31, 2007, Senomyx is the owner or exclusive licensee of 113 issued patents and 371 pending patent applications in the U.S., Europe, and elsewhere, an increase of 41% in the number of issued patents since the fourth quarter of 2006.

•              Received a positive review by the Joint FAO/WHO Expert Committee on Food Additives, which determined that there were no safety concerns with the use of the Company’s savory flavor ingredients in foods.  The positive assessment by JECFA is expected to expedite regulatory approvals in a number of countries, particularly those that do not have independent regulatory approval systems.

Financial Review:

Revenues for the fourth quarter were $6.4 million, compared to $3.4 million for the same period in 2006, an increase of 87%.  Revenues were $18.2 million for the full 2007 year, compared to $12.2 million for 2006, an increase of 49% primarily due to the expansion of existing collaborations and the establishment of new collaborations during 2007.  Included in the fourth quarter revenues is $23,000 in commercial revenues which  include amounts associated with our collaborator’s commercialization of products containing Senomyx’s flavor ingredients in the third quarter (commercial revenues are generally recognized one quarter in arrears).  Commercial revenues are in alignment with management expectations as initial product launches during the third quarter involved a small number of new products for only a portion of the quarter.

Research and development expenses (including non-cash stock-based compensation expense) were $8.4 million, in the fourth quarter compared to $6.4 million for the same period in 2006, an increase of 31% primarily due to increased compound acquisition, scientific supplies expenses and personnel-related expenses.  R&D expenses for the year ended December 31, 2007 were $29.9 million, compared to $25.4 million for the year ended December 31, 2006, an increase of 18% primarily due to increased personnel-related expenses and scientific supplies expenses.

General and administrative expenses (including non-cash stock-based compensation expense) were $3.4 million for the fourth quarter, compared to $3.2 million for the same period in 2006, an increase of 5%.   G&A expenses for the year ended December 31, 2007 were $13.6 million, compared to $13.7 million for the year ended December 31, 2006, a decrease of 1%.

The net loss for the fourth quarter 2007 was $4.6 million, or $0.15 per share, compared to a net loss for the same period in 2006 of $5.3 million, or $0.17 per share.  The net loss for the year ended December 31, 2007 was $21.8 million, or $0.72 per share, compared to a net loss for the year ended December 31, 2006 of $23.1 million, or $0.77 per share.

Corporate Outlook for 2008:

“Senomyx has set several important corporate goals that we expect to achieve in 2008,” Snyder stated.  “These goals include continuing to achieve significant progress in all of our discovery and development programs such as regulatory approval for our S2383 sucralose enhancer and selection of a sucrose enhancer for regulatory development.  We also expect expanded commercialization of food products containing our savory flavor ingredients and additional new business development accomplishments.”

“We anticipate continued year-over-year revenue growth in 2008,” said John Poyhonen, Senior Vice President, Chief Financial and Business Officer.  “During 2008 this growth is expected to be driven primarily by new collaborations initiated in 2007 and select new business development activities.  We also anticipate an increase in expenses in 2008, primarily driven by activities associated with our six discovery and development programs and costs associated with developing products candidates for potential commercialization.  During 2008 we will continue to closely manage our operations and our cash balance.”  For the full year 2008, Senomyx expects:

•      Total revenues of $20 million to $24 million

•      Total expenses of $50 million to $53 million, of which $7 million to $8 million is non-cash, stock-based compensation expense

•      Net loss of $23 million to $26 million

•      Basic and diluted net loss of $0.75 to $0.85 per share

•      Net cash used in operating activities to average between $1.0 million and $1.5 million per month

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial 888-713-4209, and international callers should dial 617-213-4863, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 78693966.

Participants may pre-register for the call at anytime, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=PBTQB9TKR.  Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto Senomyx’s website at http://www.senomyx.com and click on the Investor Relations tab.  The archived webcast will be available for 30 days following the presentation.  Please connect to Senomyx’s website prior to the start of the webcast to ensure adequate time to download any software that may be necessary.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter, and cooling areas.  Senomyx has entered into product discovery and development collaborations with seven of the world’s leading packaged food and beverage companies: Ajinomoto Co., Inc., Cadbury Schweppes, Campbell Soup Company, The Coca-Cola Company, Firmenich SA, Nestlé SA, and Solae, LLC.  Nestlé is currently marketing products that contain one of Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: The likelihood that SNMX-29 is the primary receptor for salt taste perception; whether the Company’s collaborators for the Savory Enhancer Program will launch products containing Senomyx’s savory ingredients when and where expected; Senomyx’s anticipated royalty revenue streams; Senomyx’s ability to enter into global collaborations or regional collaborations in specific geographic areas; whether Senomyx’s collaboration strategy will optimize the commercial market opportunities for Senomyx; Senomyx’s achievement of corporate goals for 2008; Senomyx’s projected financial results for 2008; the size of any market for Senomyx’s products; the progress and capabilities of Senomyx’s discovery and development programs; the benefits to be derived from relationships with Senomyx’s product discovery and development collaborators, technology collaborators and licensors and Senomyx’s ability to enter into and maintain these relationships; Senomyx’s ability, or Senomyx’s collaborators’ ability, to successfully satisfy all pertinent regulatory requirements and commercialize products incorporating Senomyx’s flavor ingredients in packaged foods and beverages; the continued funding of Senomyx discovery and development programs by its collaborators; Senomyx’s ability to strengthen discovery and development capabilities; and whether any published scientific discoveries of the Company contribute to commercial products or the Company’s ability to generate revenues. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients Senomyx may discover; Senomyx may be unable to develop flavor ingredients useful for formulation into products; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; and Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:

Financial	Investor Relations
John Poyhonen	Gwen Rosenberg
Senomyx, Inc.	Senomyx, Inc.
858-646-8302	858-646-8369
john.poyhonen@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)
Revenues	$6,363	$3,400	$18,220	$12,230

Operating expenses:
Research and development (including $612, $727, $2,588 and $3,048, respectively, of non-cash stock-based compensation)	8,394	6,415	29,874	25,393
General and administrative (including $912, $1,004, $4,233 and $4,457, respectively, of non-cash stock-based compensation)	3,395	3,233	13,572	13,735
Total operating expenses	11,789	9,648	43,446	39,128

Loss from operations	(5,426)	(6,248)	(25,226)	(26,898)

Other income, net	788	993	3,395	3,841

Net loss	$(4,638)	$(5,255)	$(21,831)	$(23,057)

Basic and diluted net loss per share	$(0.15)	$(0.17)	$(0.72)	$(0.77)

Weighted average shares used in computing basic and diluted net loss per share	30,455	30,047	30,327	29,810

Condensed Balance Sheets

(in thousands)

	December 31, 2007	December 31, 2006
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$62,624	$74,104
Other current assets	2,090	1,239
Property and equipment, net	14,535	14,839
Total assets	$79,249	$90,182

Accounts payable, accrued expenses and other current liabilities	$5,779	$5,449
Deferred revenue	6,721	5,223
Deferred rent	1,073	213
Leasehold incentive obligation	9,049	9,820
Stockholders’ equity	56,627	69,477
Total liabilities and stockholders’ equity	$79,249	$90,182